Exhibit 16.1

November 3, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 3, 2014, of The Standard Register Company and are in agreement with the statements contained in the first, second, third and fifth paragraphs of Item 4.01 therein and are in agreement with statements concerning our Firm.

/s/  BATTELLE RIPPE KINGSTON LLP